Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of AMMO Inc. on of Form S-3 Amendment #1 [File No. 333-252786] of our report dated August 19, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of AMMO, Inc. and Subsidiaries, as of March 31, 2020 and for the year ended March 31, 2020 appearing in the Annual Report on Form 10-K of AMMO Inc. for the year ended March 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective April 1, 2019 due to the adoption of the guidance in ASC Topic 842, Leases.

/s/ Marcum LLP

Marcum LLP

New York NY

February 16, 2021